UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*


                           Priceline.com Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.008 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    741503106
                --------------------------------------------------
                                 (CUSIP Number)

                               September 18, 2001
                  ---------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on his form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

------------------------------                    ------------------------------
CUSIP No.  741503106                              Page 2 of 5 Pages
           ----------------                           ---  ---
------------------------------                    ------------------------------


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1         NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud

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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                      (b) [ ]



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3         SEC USE ONLY


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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Kingdom of Saudi Arabia
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                             5      SOLE VOTING POWER
                                    11,961,400
   NUMBER OF                 ---------------------------------------------------
    SHARES                   6      SHARED VOTING POWER
 BENEFICIALLY                       -0-
   OWNED BY                  ---------------------------------------------------
    EACH                     7      SOLE DISPOSITIVE POWER
  REPORTING                         11,961,400
   PERSON                    ---------------------------------------------------
    WITH                     8      SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          11,961,400
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.4%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No.  741503106                              Page 3 of 5 Pages
           ----------------                           ---  ---
------------------------------                    ------------------------------

Item 1            Name of Issuer:
------            --------------

                  Priceline.com Incorporated (The "Issuer")

                  Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  800 Connecticut Avenue
                  Norwalk, Connecticut  06854

Item 2:           Name, Address and Citizenship of the Person Filing:
------            --------------------------------------------------

                  This statement is being filed by His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud ("HRH"), an individual, whose business address is Kingdom Holding Company, P.O. Box 8653, Riyadh, 11492, Kingdom of Saudi Arabia. HRH is a citizen of the Kingdom of Saudi Arabia.

                  This filing relates to the shares of Common Stock, par value $0.008 per share, of the Issuer (CUSIP Number 741503106).

Item 3:           If this Statement is Filed Pursuant to ss.ss. 240.13d-1(b) or
------            ------------------------------------------------------------
                  240.13d-2(b) or (c), Check Whether the Person Filing is:
                  -------------------------------------------------------

                  Not applicable.

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CUSIP No.  741503106                              Page 4 of 5 Pages
           ----------------                           ---  ---
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Item 4:     Ownership:
------      ---------

            As of September 27, 2001, HRH beneficially owns in the aggregate the following:

           (a)  Amount Beneficially Owned:

                11,961,400

           (b)  Percent of class:

                5.4%

           (c)  Number of shares to which such person has:

                (i)   Sole power to vote or to direct the vote:

                      11,961,400

                (ii)  Shared power to vote or to direct the vote:

                      -0-

                (iii) Sole power to dispose or to direct the disposition of:

                      11,961,400

                (iv)  Shared power to dispose or to direct the disposition of:

                      -0-

Item 5:           Ownership of Five Percent or Less of a Class:
------            --------------------------------------------

                  Not applicable.

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CUSIP No.  741503106                              Page 5 of 5 Pages
           ----------------                           ---  ---
------------------------------                    ------------------------------

Item 6:         Ownership of More than Five Percent on Behalf of Another Person:
------          ---------------------------------------------------------------

                Not applicable.

Item 7:         Identification and Classification of the Subsidiary Which
------          ---------------------------------------------------------
                Acquired the Security Being Reported on By the Parent Holding
                -------------------------------------------------------------
                Company or Control Person:
                -------------------------

                Not applicable.

Item 8:         Identification and Classification of Members of the Group:
------          ---------------------------------------------------------

                Not applicable.

Item 9:         Notice of Dissolution of Group:
------          ------------------------------

                Not applicable.

Item 10:        Certification:
-------         -------------

                By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13G is true, complete and correct.

                                            /s/ H.R.H. Prince Alwaleed Bin Talal
                                                 Bin Abdulaziz Al Saud
                                           -------------------------------------
Date:  September 28, 2001                       H.R.H. Prince Alwaleed Bin Talal
                                                 Bin Abdulaziz Al Saud